Exhibit 99.1

Contact:
Kathleen O’Donnell
Director Public Affairs
& Investor Relations
781-685-9792

For Immediate Release

NITROMED, INC. REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER
AND FULL YEAR 2003

Company Also Reports on Recent Corporate Achievements
And Provides Business Outlook for 2004

Bedford, MA (March 4, 2004) — NitroMed, Inc. (Nasdaq: NTMD), an emerging pharmaceutical company developing nitric oxide-enhancing medicines, today reported financial results for the year ended December 31, 2003.  The Company also reported on recent corporate achievements and provided its business outlook for 2004.

Total revenue for the year ended December 31, 2003 was $12.8 million compared to $750,000 for the same period in 2002. The increase in revenue in 2003 is principally attributable to $12.3 million of license fee, milestone and research and development payments recognized as revenue in 2003 under the Company’s collaborative agreement with Merck, which was entered into in December 2002. Total revenue for the quarter ended December 31, 2003 was $7.2 million compared to $188,000 for the same period in 2002.

Research and development expense for the year ended December 31, 2003 was $18.9 million compared to $16.1 million for the same period in 2002.  The increase in spending reflects higher clinical trial costs as a result of an increase in the number of clinical sites and number of patients enrolled in the BiDil® trial and expanded discovery research activities. For the quarter ended December 31, 2003, research and development expense was $5.2 million compared to $4.3 million for the same quarter in 2002.

General and administrative expense for the year ended December 31, 2003 was $3.1 million compared to $2.5 million for the same period in 2002.  Increased costs incurred in 2003 are principally in connection with evaluating and developing plans to commercialize BiDil®, pending FDA approval.  For the quarter ended December 31, 2003, general and administrative expense was $1.2 million compared to $517,000 for the same quarter in 2002.

The Company’s net loss attributable to common shareholders for the year ended December 31, 2003 was $30.9 million or $6.95 per basic and diluted share compared to $20.0 million or $20.66 per basic and diluted share for the same period in 2002.  The Company’s net loss attributable to common shareholders for the quarter ended December 31, 2003 was $10.5 million or $0.71 per basic and diluted share compared to a net loss of $5.2 million or $5.25 per basic and diluted share for the same quarter in 2002.

At December 31, 2003 the Company had cash, cash equivalents and marketable securities of $97.1 million.

NitroMed’s corporate achievements for 2003 include:

•                  Completed its initial public offering in November 2003, issuing 6 million shares of common stock, raising net proceeds of $60.1 million.

•                  Advanced its first nitric oxide-based COX-2 inhibitor, in development with Merck, into Phase I human testing, receiving a $5 million payment from Merck for meeting this milestone.  This is the second milestone NitroMed has achieved in less than a year and brings total 2003 Merck payments to $23.6 million.

•                  Extended for an additional two years until December, 2005 its agreement with Boston Scientific for the development of nitric oxide (NO) drug coated stents.

•                  Raised $19.9 million in a private placement of stock with existing investors in August.

•                  Appointed Argeris “Jerry” Karabelas, Ph.D., Non-executive Chairman of the Board of Directors.  Dr. Karabelas is a Partner of Care Capital LLC and retired Head of Health Care and CEO, Worldwide Pharmaceuticals, Novartis AG.

•                  Appointed Davey S. Scoon, C.P.A., the Chairman of Tufts Health Plan and an executive with Tom’s of Maine, to the Board of Directors.  Mr. Scoon was also elected Chairman of the Audit Committee.

•                  Designated an independent Data Safety Monitoring Board (DSMB) to conduct an interim analysis in March 2003 of the A-HeFT trial on the first 313 patients in the study.  The DSMB found no treatment-related adverse drug reactions and concluded that a randomization of 1,100 patients in the trial would power the trial to enhance the likelihood of generating statistically significant results.

•                  Formed a multi-year research collaboration with Boston University to support basic research into the clinical and pharmacologic roles of nitric oxide (NO).  To support this extended research program, NitroMed, with headquarters and principle research facilities in Bedford, MA, has a second research facility in BU’s BioSquare.

Recent corporate events for 2004 include:

•                  Reached 80% enrollment of patients in its Phase III confirmatory clinical trial of its lead product in development, BiDil®, for treatment of heart failure in African Americans.  The trial, referred to as A-HeFT, or the African American Heart Failure Trial, is evaluating the outcome of mortality, hospitalizations and quality of life in a study population of African Americans with heart failure.

•                  Appointed Joseph Loscalzo, M.D., Ph.D., Wade Professor and Chairman, Department of Medicine, Director of the Whitaker Cardiovascular Institute at Boston University School of Medicine, and Physician-in-Chief, Boston Medical Center, to the Board of Directors.  Dr. Loscalzo is a founder of NitroMed and chairman of its Scientific Advisory Board.

•                  Established a licensing and commercialization agreement with the Universities of Edinburgh and St. Andrews and the Wellcome Trust for nitric oxide based drug development in acute renal failure.

•                  Signed the lease on 52,000 square feet of renovated space and state-of-the-art laboratories for a new corporate headquarters and research facility in Lexington, MA.  The move, scheduled for late summer 2004 supports the Company’s planned development of a marketing and sales team and growing research organization.

Michael D. Loberg, Ph.D., President and Chief Executive Officer, said, “It’s been a transforming year for us.  Successfully completing our initial public offering in November was an important step forward for NitroMed.  We remain on track with our objectives and committed to delivering value for our shareholders and employees.”

Dr. Loberg also provided the Company’s projected business outlook and financial guidance for 2004 that includes:

•                  Completing patient recruitment in the BiDil® clinical trial in September 2004.  The Company believes that if it successfully completes enrollment in September, data from the study is expected to be available by mid-2005.  The Company continues to prepare for an expected launch of BiDil®, assuming FDA approval, in early 2006.

•                  The Company expects to end 2004 with:

•                  Total R&D Revenue of $8-10 million

•                  Total Operating Expenses of $28-33 million

•                  Cash & Marketable Securities of $66-76 million

Conference Call Information

NitroMed will host a conference call with live Internet broadcast today at 10:00 a.m. with management to discuss the 2003 financial results and the business outlook for 2004.  To listen live, webcast login is available on the Company’s website at www.nitromed.com.

The dial-in number to listen to the call is 800-901-5213 and the participant passcode is 37327837. A replay of the broadcast will be available on the website and by calling 888-286-8010 and using passcode 31847310.

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company that discovers, develops and seeks to commercialize proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both novel drugs, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil®, the Company’s lead product in development, is an orally administered nitric oxide-enhancing medicine being investigated for the treatment of heart failure in African Americans. A late-stage confirmatory trial targeted to enroll 1,100 patients is underway in more than 160 sites throughout the United States. The Association of Black Cardiologists is a joint sponsor of the study. Collaborative partnerships are a key element of the Company’s business strategy. NitroMed has agreements with Merck to jointly develop nitric oxide-based COX-2 inhibitors and with Boston Scientific to jointly develop nitric oxide coated cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the Company’s timeline for completing clinical trials and seeking to obtain regulatory approval for BiDil®, the Company’s financial guidance for 2004 as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to:  difficulties or delays relating to obtaining required regulatory approvals to develop, market and sell BiDil® and the Company’s other products under development; the Company’s ability to successfully complete clinical trials of BiDil® and its other products under development; the Company’s dependence on corporate collaborators to develop, manufacture, market and sell products based upon its technologies; the Company’s failure to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company’s ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its products under development; and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and other filings that it periodically makes with the SEC.  In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

-Financials Follow-

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of December 31, 2003 and 2002

	December 31, 2003	December 31, 2002
ASSETS

Cash and marketable securities	$97,088	$11,843
Other assets	2,082	10,649

Total assets	$99,170	$22,492

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,446	$6,272
Long term portion of deferred revenue	6,925	6,667
Long-term liabilities	—	82,906
Stockholders’ equity (deficit)	81,799	(73,353)

Total liabilities and stockholders’ equity	$99,170	$22,492

CONDENSED STATEMENTS OF OPERATIONS

For the three months and year ended December 31, 2003 and 2002

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)
Revenues:
Research and development	$7,193	$188	$12,775	$750

Expenses:
Research and development	5,189	4,276	18,907	16,133
General and administrative	1,211	517	3,114	2,531

Total expenses	6,400	4,793	22,021	18,664

Income (loss) from operations	793	(4,605)	(9,246)	(17,914)

Other income, net	186	112	477	572

Net income (loss)	979	(4,493)	(8,769)	(17,342)

Deemed dividends related to beneficial conversion features of preferred stock	(11,001)	—	(19,357)	—

Dividends and accretion to redemption value of redeemable preferred stock	(464)	(674)	(2,794)	(2,697)

Net loss attributable to common stockholders	$(10,486)	$(5,167)	$(30,920)	$(20,039)

Net loss per common share, basic and diluted	$(0.71)	$(5.25)	$(6.95)	$(20.66)

Average common shares outstanding, basic and diluted	14,697	985	4,447	970